News Release

For Immediate Release:	For More Information,
February 8, 2010	Contact: Jerry L. Ocheltree
910-576-6171
First Bancorp Reports
Fourth Quarter and Annual Earnings

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today fourth quarter net income available to common shareholders of $4.3 million compared to $5.0 million reported in the fourth quarter of 2008.  Earnings per diluted common share were $0.25 in the fourth quarter of 2009 compared to $0.30 in the fourth quarter of 2008.  For the year ended December 31, 2009, the Company reported net income available to common shareholders of $56.3 million compared to $22.0 million reported for 2008.  Earnings per diluted common share were $3.37 for the year ended December 31, 2009 compared to $1.37 for 2008.

Several significant factors affect the comparability of the 2009 and 2008 results, including the following:

•
In the second quarter of 2009, the Company realized a $67.9 million gain related to the acquisition of Cooperative Bank in Wilmington, North Carolina.  This gain resulted from the difference between the purchase price and the acquisition-date fair value of the acquired assets and liabilities.  The after-tax impact of this gain was $41.1 million, or $2.46 per diluted common share.

•
The Company recorded acquisition related expenses related to Cooperative Bank totaling $1,343,000, consisting primarily of professional fees.  The after-tax impact of these expenses was $813,000 (or $0.05 per diluted common share).

•
The Company recorded approximately $1.0 million in preferred stock dividends in each quarter of 2009 related to the January 12, 2009 issuance of preferred stock to the U.S. Treasury.   For the year ended December 31, 2009, total preferred stock dividends of $4.0 million reduced the Company’s net income available to common shareholders.

•	FDIC insurance expense amounted to $5.5 million in 2009 compared to $1.2 million in 2008. The after-tax impact of the increase in this expense was $2.6 million (or $0.16 per diluted common share).

Update on Cooperative Bank Acquisition

On June 19, 2009, First Bank acquired substantially all of the assets and liabilities of Cooperative Bank, which had been closed earlier that day by regulatory authorities.  Cooperative Bank operated through twenty-one branches in North Carolina and three branches in South Carolina.  In connection with the acquisition, First Bank assumed assets with a book value of $958 million, including $829 million in loans and $706 million in deposits.

The loans and foreclosed real estate purchased are covered by a loss share agreement between the FDIC and First Bank which affords First Bank significant loss protection.  Under the loss share agreement, the FDIC covers 80% of loan and foreclosed real estate losses up to $303 million and 95% of losses that exceed that amount.

First Bank received a $123 million discount on the assets acquired and paid no deposit premium, which, after applying initial estimates of purchase accounting fair market value adjustments to the acquired assets and assumed deposits, resulted in an original gain of $53.8 million.

During the third and fourth quarters of 2009, the Company obtained third-party appraisals for the majority of Cooperative’s collateral dependent problem loans.  Overall, the appraised values were higher than the Company’s original estimates made as of the acquisition date.  In addition, subsequent to June 19, the Company received payoffs related to certain loans for which losses had been anticipated.   Accordingly, as required by relevant accounting rules, the Company retrospectively adjusted the fair value of the loans acquired for these factors, which resulted in the acquisition gain that was recorded in the second quarter of 2009 increasing by $8.3 million for information determined in the third quarter of 2009 and by an additional $5.8 million for information determined in the fourth quarter of 2009.  Thus, the originally stated second quarter of 2009 gain of $53.8 million has been increased to $67.9 million, all on a retroactive basis.  The Company continues to obtain more information regarding the fair value of the assets acquired.  Fair values are subject to refinement for up to one year after the closing date of the acquisition as information relative to closing date fair values becomes available, and thus the gain could be adjusted again (up or down) in the future during the one year period.

On October 9, 2009, First Bank successfully converted Cooperative’s loan and deposit records to First Bank’s computer system.  Also on that day, five branches were consolidated in market areas in which First Bank branches were in close proximity with former Cooperative Bank branches.  On December 11, 2009, two additional branches were consolidated with existing First Bank branches.

Balance Sheet and Capital

Total assets at December 31, 2009, including the impact of Cooperative, amounted to $3.5 billion, 28.9% higher than a year earlier.  Total loans at December 31, 2009 amounted to $2.7 billion, a 20.0% increase from a year earlier, and total deposits amounted to $2.9 billion at December 31, 2009, a 41.4% increase from a year earlier.

Excluding the effects of the Cooperative acquisition, the Company experienced a general decline in loans and an increase in deposits during 2009.  Excluding the impact of Cooperative, loans declined approximately 4% in 2009.  The Company continues to originate and renew a significant amount of loans each month, but normal paydowns of loans have exceeded new loan growth.  Excluding the impact of Cooperative, the Company experienced deposit growth of approximately 7% in 2009.  Additionally, the Company has steadily lessened its reliance on brokered deposits and internet deposits since the Cooperative acquisition.  Brokered deposits comprised just 2.6% of total deposits at December 31, 2009, with internet deposits comprising an additional 4.4%.

The combination of lower loans and higher deposits has significantly enhanced the Company’s liquidity during 2009 and lessened its reliance on borrowings.  At December 31, 2009, the Company’s cash balances exceeded $350 million, a 56% increase from a year earlier, while borrowings declined by approximately $190 million during the year.

The Company remains well-capitalized by all regulatory standards with a Tier I Leverage Ratio of 9.30%, a Tier I Risk-Based Capital Ratio of 13.90% and a Total Risk-Based Capital Ratio of 15.15%.  The Company’s tangible common equity to tangible assets ratio was 5.94% at December 31, 2009.  The Company continues to have $65 million in outstanding preferred stock that was issued to the US Treasury in January 2009.  The Company has no immediate plans to redeem this stock in light of the challenging economic conditions.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2009 amounted to $31.0 million, a 37.9% increase over the fourth quarter of 2008.  Net interest income for the year ended December 31, 2009 amounted to $86.9 million, a 13.3% increase from 2008.

The increases in net interest income were primarily due to 1) the higher average balances of loans and deposits previously discussed, and 2) a higher net interest margin.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the fourth quarter of 2009 was 3.92%, a five basis point increase from the 3.87% margin realized in the third quarter of 2009, and a 22 basis point increase from the 3.70% margin realized in the fourth quarter of 2008.  The Company’s net interest margin for 2009 was 3.81% compared to 3.74% for 2008.  During 2009, there were no changes in the interest rates set by the Federal Reserve, and the Company was able to reprice at lower rates maturing time deposits that had been originated in periods of higher interest rates.

Provision for Loan Losses and Asset Quality

The current economic environment has resulted in an increase in the Company’s loan losses and nonperforming assets, which has led to significantly higher provisions for loan losses.  The Company’s provision for loan losses amounted to $6.6 million in the fourth quarter of 2009 compared to $3.4 million in the fourth quarter of 2008.  The provision for loan losses for the year ended December 31, 2009 was $20.2 million compared to $10.0 million recorded in 2008.

The increases in the provisions for loan losses are solely attributable to the Company’s “non-covered” loan portfolio, which excludes loans assumed from Cooperative that are subject to the loss share agreement with the FDIC.  The Company does not expect to record any significant loan loss provisions in the foreseeable future related to the loan portfolio acquired from Cooperative because these loans were written down to estimated fair market value in connection with the recording of the acquisition.

The Company’s non-covered nonperforming assets at December 31, 2009 amounted to $92 million at December 31, 2009 compared to $66 million at September 30, 2009 and $35 million at December 31, 2008.  At December 31, 2009, the ratio of non-covered nonperforming assets to total non-covered assets was 3.10% compared to 2.21% at September 30, 2009, and 1.29% at December 31, 2008.

Within non-covered nonperforming assets, troubled debt restructurings increased from $7 million at September 30, 2009 to $21 million at December 31, 2009.  This increase was a result of the Company working with borrowers experiencing financial difficulties by modifying certain loan terms and was also impacted by the Company’s analysis of the Federal Reserve’s October 2009 guidance related to real estate loan workouts, which provided clarification of situations involving borrowers that should be reported as troubled debt restructurings.  At December 31, 2009, all of the Company’s troubled debt restructurings were performing in accordance with their restructured terms, with none of them being past due.

The Company’s ratio of annualized net charge-offs to average non-covered loans was 0.69% for the fourth quarter of 2009 compared to 0.38% in the fourth quarter of 2008.  For the year ended December 31, 2009, the Company’s ratio of net charge-offs to average non-covered loans was 0.56% compared to 0.24% for 2008.

The Company’s nonperforming assets that are covered by FDIC loss share agreements have increased from $91 million at June 30, 2009 to $165 million at December 31, 2009.  The Company continues to submit claims to the FDIC on a regular basis and has received total cash reimbursements from the FDIC of approximately $40 million pursuant to the loss-share agreements since the Cooperative acquisition.

Noninterest Income

Total noninterest income was $6.3 million in the fourth quarter of 2009, a 26.1% increase from the $5.0 million recorded in the fourth quarter of 2008, with the increase being attributable to a larger customer base as a result of the Cooperative acquisition and an increase in fees received from presold mortgages.  Mortgage refinance activity has increased due to a favorable interest environment.

Noninterest income for the year ended December 31, 2009 amounted to $89.5 million compared to $21.1 million for 2008.  The primary reason for the increase was the $67.9 million gain realized from the Cooperative acquisition that occurred in June 2009, as discussed above.

Noninterest Expenses

Noninterest expenses amounted to $22.5 million in the fourth quarter of 2009, a 39.7% increase over the $16.1 million recorded in the same period of 2008.  Noninterest expenses for the year ended December 31, 2009 amounted to $78.6 million, a 25.4% increase from the $62.7 million recorded in 2008.

Incremental operating expenses associated with the Cooperative acquisition were the primary reason for the increases in 2009.  Additionally, FDIC insurance expense amounted to $1.0 million and $5.5 million for the three and twelve months ended December 31, 2009, compared to $0.3 million and $1.2 million for the comparable periods of 2008, respectively.  Included in the $5.5 million in FDIC insurance expense for the year ended December 31, 2009 is $1.6 million related to a special assessment that was levied by the FDIC on all banks in the second quarter of 2009.

In the fourth quarter of 2009, the Company recorded acquisition related expenses related to Cooperative Bank of $261,000 consisting primarily of professional fees.  The Company recorded $1.3 million in acquisition related expenses for the year ended December 31, 2009.

The Company’s effective tax rate was approximately 36%-38% for all periods presented.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “In light of the current economic environment, I am pleased with the solid results we are reporting today.  We continue to remain a profitable and sound institution that is well-positioned for the future.  During the second half of 2009, we successfully integrated the Cooperative acquisition, and I would like to thank all of our employees for their hard work in continuing to take care of their customers during the transition.”

Mr. Ocheltree noted the following other corporate developments:

•
On September 14, 2009, the Company reported that it had been recognized for the second year in a row by investment banking firm Sandler O’Neill & Partners, L.P., as one of the top performing small-cap banks in the nation.  New York-based Sandler O’Neill is one of the best-known and most highly regarded investment firms specializing in the commercial banking industry.  Please contact the Company if you would like a copy of this press release.

•
First Bank has elected to continue to participate in the FDIC’s Transaction Account Guarantee Program.  Under the program, through June 30, 2010, all non-interest bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.  Coverage under this program is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules.

•
The Company has received regulatory approval to open a full-service bank branch in Christiansburg, Virginia.  Construction of a branch facility has begun and the Company anticipates the opening the branch in the spring of 2010.  This will be the Company’s sixth branch in southwestern Virginia.

•
On December 11, 2009, First Bank moved into a newly constructed branch office in Leland, North Carolina that was in close proximity to two existing First Bank branches.  The two existing branches were closed.

•
On December 11, 2009, First Bank closed its bank branch located at Market Commons in Myrtle Beach, South Carolina.  Customer accounts were transferred to First Bank’s branch located in Little River, South Carolina.

•
On November 18, 2009, the Company announced a quarterly cash dividend of $0.08 cents per share payable on January 25, 2010 to shareholders of record on December 31, 2009.  This is the same dividend rate as the Company declared in each of the first three quarters of 2009 and is a decrease from the $0.19 rate paid in the comparable quarter in 2008.  The dividend rate was reduced in order to conserve capital in light of current economic conditions.

•	There was no stock repurchase activity during 2009.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.5 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 91 branches, with 77 branches operating in the central piedmont and coastal regions of North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2009	2008	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$40,411	34,569
Interest on investment securities	1,751	1,983
Other interest income	252	81
Total interest income	42,414	36,633	15.8%
Interest expense
Interest on deposits	10,700	12,307
Other, primarily borrowings	681	1,817
Total interest expense	11,381	14,124	(19.4%)
Net interest income	31,033	22,509	37.9%
Provision for loan losses	6,575	3,437	91.3%
Net interest income after provision for loan losses	24,458	19,072	28.2%
Noninterest income
Service charges on deposit accounts	3,819	3,387
Other service charges, commissions, and fees	1,306	1,030
Fees from presold mortgages	658	212
Commissions from financial product sales	360	378
Data processing fees	36	27
Securities gains	9	-
Other gains (losses)	67	(73)
Total noninterest income	6,255	4,961	26.1%
Noninterest expenses
Personnel expense	11,760	8,856
Occupancy and equipment expense	3,143	2,132
Intangibles amortization	216	107
Acquisition expenses	261	-
Other operating expenses	7,078	4,981
Total noninterest expenses	22,458	16,076	39.7%
Income before income taxes	8,255	7,957	3.7%
Income taxes	2,987	2,956	1.0%
Net income	$5,268	5,001	5.3%

Preferred stock dividends and accretion	(1,014)	-

Net income available to common shareholders	$4,254	5,001	(14.9%)

Earnings per common share – basic	$0.25	0.30	(16.7%)
Earnings per common share – diluted	0.25	0.30	(16.7%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$31,033	22,509
Tax-equivalent adjustment (1)	247	166
Net interest income, tax-equivalent	$31,280	22,675	37.9%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2009	2008	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$148,007	138,878
Interest on investment securities	7,439	7,973
Other interest income	545	1,011
Total interest income	155,991	147,862	5.5%
Interest expense
Interest on deposits	45,518	53,241
Other, primarily borrowings	3,377	8,062
Total interest expense	48,895	61,303	(20.2%)
Net interest income	107,096	86,559	23.7%
Provision for loan losses	20,186	9,880	104.3%
Net interest income after provision for loan losses	86,910	76,679	13.3%
Noninterest income
Service charges on deposit accounts	13,854	13,535
Other service charges, commissions, and fees	4,848	4,842
Fees from presold mortgages	1,505	869
Commissions from financial product sales	1,524	1,552
Data processing fees	139	167
Gain from acquisition	67,894	-
Securities gains (losses)	(104)	(14)
Other gains (losses)	(142)	156
Total noninterest income	89,518	21,107	324.1%
Noninterest expenses
Personnel expense	41,588	35,446
Occupancy and equipment expense	10,405	8,280
Intangibles amortization	630	416
Acquisition expenses	1,343	-
Other operating expenses	24,585	18,519
Total noninterest expenses	78,551	62,661	25.4%
Income before income taxes	97,877	35,125	178.7%
Income taxes	37,618	13,120	186.7%
Net income	$60,259	22,005	173.8%

Preferred stock dividends and accretion	(3,972)	-

Net income available to common shareholders	$56,287	22,005	155.8%

Earnings per common share - basic	$3.38	1.38	144.9%
Earnings per common share - diluted	3.37	1.37	146.0%

ADDITIONAL INCOME STATEMENT INFORMATION

Net interest income, as reported	$107,096	86,559
Tax-equivalent adjustment (1)	818	658
Net interest income, tax-equivalent	$107,914	87,217	23.7%

__________________________________________________________________________________________________________

(1)       See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments

First Bancorp and Subsidiaries Financial Summary - page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2009	2008	2009	2008
Return on average assets (1)	0.48%	0.76%	1.82%	0.89%
Return on average common equity (2)	6.15%	8.85%	22.55%	10.44%
Net interest margin - tax equivalent (3)	3.92%	3.70%	3.81%	3.74%
Efficiency ratio - tax equivalent (3) (4)	59.83%	58.17%	39.79%	57.85%
Net charge-offs to average non-covered loans	0.69%	0.38%	0.56%	0.24%

COMMON SHARE DATA
Cash dividends declared - common	$0.08	0.19	$0.32	0.76
Stated book value - common	16.62	13.27	16.62	13.27
Tangible book value - common	12.37	9.18	12.37	9.18
Common shares outstanding at end of period	16,693,157	16,573,826	16,693,157	16,573,826
Weighted average shares outstanding - basic	16,685,350	16,555,051	16,648,822	15,980,533
Weighted average shares outstanding - diluted	16,723,524	16,584,871	16,686,880	16,027,144

CAPITAL RATIOS
Tangible equity to tangible assets	7.81%	5.67%	7.81%	5.67%
Tangible common equity to tangible assets	5.94%	5.67%	5.94%	5.67%
Tier I leverage ratio	9.30%	8.10%	9.30%	8.10%
Tier I risk-based capital ratio	13.90%	9.40%	13.90%	9.40%
Total risk-based capital ratio	15.15%	10.65%	15.15%	10.65%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,520,632	2,602,205	$3,097,137	2,484,296
Loans	2,685,090	2,212,119	2,475,045	2,117,028
Earning assets	3,162,966	2,440,535	2,833,167	2,329,025
Deposits	2,913,738	2,031,877	2,549,709	1,985,332
Interest-bearing liabilities	2,859,989	2,126,035	2,497,304	2,019,256
Shareholders’ equity	339,321	224,703	313,173	210,810

(1)  Calculated by dividing annualized net income available to common shareholders by average assets.
(2)  Calculated by dividing annualized net income available to common shareholders by average common equity.
(3)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(4)  Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

Net interest income - tax equivalent (1)	$31,280	30,731	23,630	22,273	22,675
Taxable equivalent adjustment (1)	247	221	187	163	166
Net interest income	31,033	30,510	23,443	22,110	22,509
Provision for loan losses	6,575	5,200	3,926	4,485	3,437
Noninterest income	6,255	5,741	72,776	4,746	4,961
Noninterest expense	22,458	20,953	19,203	15,937	16,076
Income before income taxes	8,255	10,098	73,090	6,434	7,957
Income taxes	2,987	3,716	28,562	2,353	2,956
Net income	5,268	6,382	44,528	4,081	5,001
Preferred stock dividends and accretion	1,014	995	1,022	941	−
Net income available to common shareholders	4,254	5,387	43,506	3,140	5,001

Earnings per common share – basic	0.25	0.32	2.62	0.19	0.30
Earnings per common share – diluted	0.25	0.32	2.61	0.19	0.30

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Dec. 31, 2009	At Sept. 30, 2009	At Dec. 31, 2008	One Year Change
Assets
Cash and due from banks	$60,071	43,667	88,015	-31.7%
Interest bearing deposits with banks	290,801	240,425	136,765	112.6%
Total cash and cash equivalents	350,872	284,092	224,780	56.1%

Investment securities	214,168	196,607	187,183	14.4%
Presold mortgages	3,967	8,420	423

Loans – non-covered	2,132,843	2,147,615	2,211,315	-3.5%
Loans – covered by FDIC loss share agreement	520,022	578,485	−	n/m
Total loans	2,652,865	2,726,100	2,211,315	20.0%
Allowance for loan losses	(37,343)	(34,444)	(29,256)	27.6%
Net loans	2,615,522	2,691,656	2,182,059	19.9%

Premises and equipment	54,159	52,868	52,259	3.6%
FDIC loss share receivable	143,221	187,029	−	n/m
Intangible assets	70,948	71,165	67,780	4.7%
Other assets	92,499	33,657	36,083	156.4%
Total assets	$3,545,356	3,525,494	2,750,567	28.9%

Liabilities
Deposits:
Non-interest bearing demand	$272,422	268,097	229,478	18.7%
NOW accounts	362,366	264,267	198,775	82.3%
Money market accounts	496,940	477,092	340,739	45.8%
Savings accounts	149,338	142,391	125,240	19.2%
Brokered time deposits	76,332	122,634	78,569	-2.8%
Internet time deposits	128,024	158,680	5,206	n/m
Other time deposits > $100,000	704,128	706,343	520,198	35.4%
Other time deposits	743,558	782,136	576,586	29.0%
Total deposits	2,933,108	2,921,640	2,074,791	41.4%

Repurchase agreements	64,058	58,209	61,140	4.8%
Borrowings	176,811	176,927	367,275	-51.9%
Other liabilities	28,996	32,336	27,493	5.5%
Total liabilities	3,202,973	3,189,112	2,530,699	26.6%

Shareholders’ equity
Preferred stock	65,000	65,000	−	n/m
Discount on preferred stock	(3,789)	(3,990)	−	n/m
Common stock	98,099	97,745	96,072	2.1%
Common stock warrants	4,592	4,592	−	n/m
Retained earnings	182,908	179,988	131,952	38.6%
Accumulated other comprehensive income	(4,427)	(6,953)	(8,156)	45.7%
Total shareholders’ equity	342,383	336,382	219,868	55.7%
Total liabilities and shareholders’ equity	$3,545,356	3,525,494	2,750,567	28.9%

First Bancorp and Subsidiaries Financial Summary - page 5

	For the Three Months Ended
YIELD INFORMATION	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

Yield on loans	5.97%	6.01%	6.00%	5.99%	6.22%
Yield on securities - tax equivalent (1)	3.97%	4.23%	4.46%	4.80%	4.63%
Yield on other earning assets	0.36%	0.34%	0.26%	0.22%	0.74%
Yield on all interest earning assets	5.35%	5.45%	5.65%	5.74%	6.00%

Rate on interest bearing deposits	1.61%	1.82%	2.24%	2.47%	2.72%
Rate on other interest bearing liabilities	1.17%	1.36%	2.40%	1.97%	2.22%
Rate on all interest bearing liabilities	1.58%	1.78%	2.25%	2.42%	2.64%

Interest rate spread - tax equivalent (1)	3.77%	3.72%	3.40%	3.32%	3.36%
Net interest margin - tax equivalent (2)	3.92%	3.87%	3.74%	3.68%	3.70%

Average prime rate	3.25%	3.25%	3.25%	3.25%	4.06%

___________________________________________________________________________________________________________________________
(1)   See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)   Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008

Nonaccrual loans – non-covered	$62,206	51,015	43,210	35,296	26,600
Nonaccrual loans – covered by FDIC loss share (1)	117,916	122,308	78,413	-	-
Restructured loans – non-covered	21,283	6,963	3,995	3,995	3,995
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	201,405	180,286	125,618	39,291	30,595
Other real estate – non-covered	8,793	7,549	6,032	5,428	4,832
Other real estate – covered by FDIC loss share	47,430	10,439	12,415	-	-
Total nonperforming assets	$257,628	198,274	144,065	44,719	35,427
Total nonperforming assets – non-covered	$92,282	65,527	53,237	44,719	35,427

Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	0.54%	0.57%	0.47%	0.34%	0.38%
Nonperforming loans to total loans	7.59%	6.68%	4.58%	1.80%	1.38%
Nonperforming assets to total assets	7.27%	5.63%	4.09%	1.66%	1.29%
Allowance for loan losses to total loans	1.41%	1.28%	1.21%	1.46%	1.32%
Allowance for loan losses to nonperforming loans	18.54%	19.11%	26.42%	81.22%	95.62%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	0.69%	0.72%	0.49%	0.34%	0.38%
Non-covered nonperforming loans to non-covered loans	3.91%	2.70%	2.17%	1.80%	1.38%
Non-covered nonperforming assets to total non-covered assets	3.10%	2.21%	1.81%	1.66%	1.29%
Allowance for loan losses to non-covered loans	1.75%	1.60%	1.53%	1.46%	1.32%
Allowance for loan losses to non-covered nonperforming loans	44.73%	59.41%	70.30%	81.22%	95.62%

(1)  At December 31, 2009, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreement was $192.1 million.